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                              EMPLOYMENT AGREEMENT


                  AGREEMENT, made as of the 24th day of October, 1995, by and between DIRECTAMERICA CORPORATION, a Delaware corporation (the "Company"), a wholly-owned subsidiary of National Media Corporation ("National Media"), and

BRUCE D. GOODMAN ("Executive").


                               W I T N E S S E T H


                  WHEREAS, Executive is willing to serve the Company on a

full-time basis during the term hereof, subject to the terms and conditions hereinafter set forth; and


                  WHEREAS, the Company desires to employ Executive in accordance with the terms hereof.


                  NOW, THEREFORE, in consideration of the mutual promises

hereinafter set forth, it is agreed as follows:


                  1. Employment. The Company hereby employs Executive, and

Executive hereby accepts employment from the Company, upon the terms and conditions hereinafter set forth.


                  2. Term of Employment. The term ("Term") of this Agreement shall commence as of October 24, 1995 (the "Commencement Date") and shall continue thereafter until the third anniversary of the Commencement Date (the

"Initial Termination Date"), unless sooner terminated in accordance with the terms hereof. The Term of this Agreement shall be automatically renewed for successive one-year periods, and the Termination Date shall be automatically extended accordingly, unless this Agreement is terminated by either party upon six (6) months' written notice prior to the end of the then current Term. As used herein, "Term" shall refer to the initial Term of this Agreement as extended by any renewal Term then in effect; and "Termination Date" shall refer to the last day of the Term of this Agreement, as it may have been extended.


                  3. Duties. Executive shall be engaged as, and hold the

positions of, President and Chief Operating Officer of the Company. Executive

shall have such authority and responsibilities as are normally attendant thereto

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and agrees to perform such duties and render such services consistent therewith,

and as may from time to time be reasonably required of him by the Company.

Executive shall devote his full business time, attention and best efforts to the affairs of the Company during the term of this Agreement. Executive will report directly to the Chairman of the Company and to the Vice Chairman of

National Media.


                  4. Compensation and Reimbursement for Expenses.


                     4.1 Base Salary. The Company shall pay to Executive a

minimum base salary of Two Hundred Thousand Dollars ($200,000.00) per annum (as the same may be increased from time to time, the "Base Salary"). The Base Salary shall be payable in accordance with the Company's regular payroll practices in effect from time to time and shall be subject to annual review and adjustment as the Company's Board of Directors (the "Board") deems appropriate. The Base

Salary may be increased or decreased from time to time in the discretion of the

Company's Board; provided, however, that Executive's Base Salary shall at no time be less than Two Hundred Thousand Dollars ($200,000.00).


                     4.2 Annual Bonus. In addition to the other amounts payable to Executive hereunder, Executive shall participate in National Media's

Management Incentive Plan ("MIP"), provided, however, that the amount payable to

Executive under the terms of the MIP for National Media's Plan Year (as defined in the MIP) ending March 31, 1996 shall be prorated for the period from the

Commencement Date through March 31, 1996 in accordance with the number of days in such Plan Year during which Executive is employed by the Company pursuant to this Agreement. The amount of bonus payable under the MIP shall be based on performance (including, but not limited to, Executive's ability to operate the

Company within the budgets reasonably established by National Media) in accordance with the provisions of the plan, as determined by the Compensation

Committee of National Media's Board of Directors.


                  If this Agreement is not renewed at the end of any Term

because of notice given by the Company pursuant to Paragraph 2 of this

Agreement, Executive shall still be eligible to receive fifty percent (50%) of any bonus to which Executive would have been entitled under the MIP for the

Plan Year during which the Agreement was terminated.

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                     4.3 Reimbursement of Expenses. The Company will promptly

reimburse Executive, upon receipt of vouchers therefor, for all reasonable and necessary expenses incurred by Executive for travel, entertainment and miscellaneous and other business expenses which are incurred in connection with the performance of his duties hereunder. Such reimbursements shall be made in accordance with the Company's regular reimbursement procedures and practices in effect from time to time for similarly situated officers of the Company or of

National Media and its other subsidiaries.


                  5. Fringe Benefits.


                     5.1 General. Executive shall be entitled to participate in any and all fringe and other benefit programs generally available to the officers of National Media and its subsidiaries, including without limitation,

stock option plans, incentive plans, profit sharing plans, thrift and savings plans, insurance plans, supplemental insurance and benefit plans. However,

nothing contained in this subparagraph 5.1 shall be construed as requiring the

Company or National Media generally to maintain any such fringe benefit program or to make any discretionary grant to Executive thereunder.


                     5.2 Plans. Executive shall be entitled to participate in

any employee benefit and/or welfare plans, including but not limited to health,

medical, and savings investment plans sponsored by the Company for its, or

National Media for its and its subsidiaries', officers and/or employees, and receive any other benefits generally applicable to officers of the Company or those of National Media and its other subsidiaries.


                     5.3 DirectAmerica Employee Bonus Plan. Executive shall be

entitled to participate in the Company's Employee Bonus Plan (the "Employee

Bonus Plan") in effect as of the date hereof. No amendment, change or modification may be made to the Employee Bonus Plan without Executive's prior written consent if the result of such amendment, change or modification would be materially adverse to the interests of Executive. In the event Executive terminates his employment by the Company pursuant to Subparagraph 9.1(c) of this

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Agreement, Executive shall be entitled to participate, until the Termination

Date, in all Bonus Pools (as defined in the Employee Bonus Plan) established under the Employee Bonus Plan which are based upon sales or royalties generated during a period in which Executive was employed by the Company. In the event the

Company elects not to extend Executive's employment under this Agreement for a period of at least two (2) years following the Initial Termination Date,

Executive shall also be entitled to participate at a rate equal to fifty percent

(50%) of his rate of participation prior to such termination, for a period of two (2) years following the Initial Termination Date, in all Bonus Pools based upon sales or royalties generated during a period in which Executive was employed by the Company.


                     5.4 Life Insurance.


                     (a) Purchase. Provided that Executive is insurable at rates that are comparable to those obtainable on other persons of similar age and position in good health (if Executive is classified in a higher risk category he may elect to pay the excess premium cost to obtain the coverage), during the

Term of this Agreement, the Company shall provide Executive, or at the option of

Executive, Executive's Life Insurance Trust, with a Company-paid term life insurance policy in the face amount of $1,000,000. At Executive's option,

Executive may obtain an insurance policy in lieu of a policy provided by the

Company hereunder, and the Company shall pay premiums therefor as set forth in invoices presented to the Company; provided the Company shall not be required to pay premiums in excess of the out-of-pocket costs it would otherwise have incurred had it purchased a policy in accordance with the first sentence of this subparagraph 5.4(a). The owner of such life insurance policy shall be Executive or Executive's Life Insurance Trust, as directed by Executive.


                     (b) Payment of Premiums. The Company shall timely pay all

premiums for such life insurance whether provided by the Company for Executive or by Executive's Life Insurance Trust for the Executive.


                     (c) Medical Examination. Executive agrees to submit to all medical examinations, supply all information and execute all documents required by the insurance company in connection with the issuance of a policy for such

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insurance as well as for any key man insurance the Company or National Media may desire to maintain on Executive's life. The Company shall reimburse

Executive for any costs incurred by Executive for any such medical examinations.


                     5.5 Automobile Allowance. The Company shall pay Executive a monthly automobile allowance of Six Hundred Dollars ($600.00) which shall be deemed to compensate Executive for all automobile related costs, including, but not limited to, insurance, fuel, maintenance, wear and tear, etc..


                     5.6 Club Memberships. The Company shall pay Executive's

reasonable dues and membership fees (up to a maximum reimbursement of $2000.00 per annum) in one (1) health and/or eating club of Executive's choice.

Executive's club-related expenses other than dues and membership fees may be reimbursed to Executive by the Company in accordance with the provisions and requirements of subparagraph 4.3 hereunder.


                     5.7 Vacations; Holidays; Sick Leave. Executive shall be

entitled to such number of paid vacation days in each calendar year as are generally awarded to senior executive officers of National Media, but not less than three (3) weeks in any calendar year (prorated in any calendar year during which Executive is employed hereunder for less than the entire year in accordance with the number of days in such calendar year during which he is so employed). Executive shall not be permitted to carry over any portion of

Executive's accrued but unused vacation time from one fiscal year to the next fiscal year; provided, however, that in the event applicable law renders the preceding clause unenforceable, Executive shall be permitted to carry over accrued but unused vacation time, but in no event shall Executive be permitted to accrue at any time more than three (3) weeks' vacation time. Executive shall also be entitled to all paid holidays and sick leave as are generally awarded to senior executives of National Media.


                  6.  Restriction on Transfer of National Media Common Stock.

Executive shall not, without the prior written consent of National Media (which consent will not be unreasonably withheld), agree to or permit the sale,

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disposition or other transfer by him and/or his Permitted Transferees (as defined below) of more than 14,763 shares of National Media Common Stock in any three (3) month period during the Term (the "Transfer Restriction"). This

Paragraph 6 shall in no way restrict or limit Executive's ability to (a)

transfer shares of National Media Common Stock to his immediate family members or to a trust or trusts for the benefit of his immediate family members for estate planning purposes or (b) pledge shares of National Media Common Stock to a financial institution as security for debt incurred by Executive (all transferees permitted by clause (a) and (b) are referred to herein as "Permitted

Transferees"); provided, however, that Executive and such Permitted Transferees shall (i) be bound by the Transfer Restriction and (ii) execute, prior to any such transfer to such Permitted Transferee, such documents as may be reasonably requested by the Company or National Media to evidence such Transfer

Restriction.


                     In the event that Executive's employment by the Company is terminated by the Company for any reason other than pursuant to subparagraph

9.1(b) hereof, the provisions of this Paragraph 6 shall terminate and be of no further force or effect.


                  7. Non-Disclosure. Executive shall not at any time during the

Term of this Agreement or thereafter, except as properly required in the conduct of the business of the Company and as authorized by the Company, or as otherwise required by law or court order, disclose or authorize anyone else to disclose any secret, proprietary or confidential information, material or matter relating to the Company or any of its customers.


                  8. Covenant Not to Compete. From the Commencement Date through the third anniversary of the Commencement Date, Executive shall not, without the prior written consent of the Company, engage directly or indirectly in any television infomercial venture or any television infomercial production activities which is competitive with the business of the Company or of National

Media and shall not be an officer, director, employee, independent contractor or

Substantial Owner of any such restricted business. "Substantial Owner" as used herein shall mean an owner of at least five percent (5%) of the beneficial equity or voting interests in a subject restricted business.  Notwithstanding

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the foregoing, if Executive terminates this Agreement pursuant to subparagraph

9.1(c) hereof the restrictions described above shall terminate as of the date of such Termination.


                     Executive acknowledges that the obligations and

restrictions contained in this Paragraph 8, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company and that any violation thereof would result in irreparable injury to the Company. Executive understands and agrees that the remedies at law for any breach of the forgoing covenant may be inadequate and that the Company may be entitled to, in addition to all other remedies which it may have, enforcement of this Agreement by injunctive relief or by decree of specific performance in a court of competent jurisdiction. If one or more of the provisions contained in this Paragraph 8 shall for any reason be held to be excessively broad in scope, subject or otherwise, to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, as the case may be, so as to be enforceable to the maximum extent compatible with applicable law then in existence.


                  9. Termination.


                     9.1 Executive's employment under this Agreement shall

terminate upon the occurrence of any of the following:


                     (a) Death or Disability. If Executive dies or becomes

"Permanently Disabled" (meaning that, in the opinion of an independent physician selected by the Company and reasonably satisfactory to Executive or his representative, he is unable to perform his duties hereunder due to partial or total mental or physical disability for an aggregate of 180 days (whether or not consecutive) in any consecutive twelve (12) month period).


                     (b) Cause. For purposes of this Agreement, the Company

shall have "Cause" to terminate the Executive's employment if the Executive, in the reasonable judgment of the Company, (i) materially breaches any of his agreements, duties or obligations under this Agreement and has not cured, or commenced in good faith to cure, such breach within thirty (30) days after

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notice; (ii) embezzles or converts to his own use any funds of the Company or any client or customer of the Company; (iii) converts to his own use or unreasonably destroys any property of the Company without the Company's consent;

(iv) is convicted of a felony; (v) is adjudicated as mentally incompetent; or

(vi) is habitually intoxicated or is diagnosed by an independent medical doctor to be addicted to a controlled substance or any drug whatsoever. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until the Executive has received thirty (30) days' prior written notice (the "Dismissal Notice") of such termination. In the event Executive does not dispute such determination within thirty (30) days after receipt of the

Dismissal Notice, Executive shall not have the remedies provided pursuant to

Paragraph 11 of this Agreement.


                     (c) Company Breach. In the event of the Company's material breach of any provisions of this Agreement, Executive shall have the right to terminate his employment hereunder; provided that Executive shall give written notice to the Company of his intent to so terminate setting forth the basis for such termination, and the Company shall then have thirty (30) days after receipt of such notice to cure the subject breach.


                     9.2 Early Termination by Executive. Executive shall be

entitled to terminate this Agreement for any reason or no reason at all effective on the second anniversary of the Commencement Date by giving the

Company written notice of such intention at least ninety (90) days prior to the effective date of such second anniversary.


                     9.3 Termination Obligations of Executive. In the event

Executive's employment under this Agreement is terminated, Executive, or his legal representative in case of termination by death or Executive's physical or mental incapacity to serve, shall:


                     (a) by the close of the next business day following

termination, resign from all corporate and board positions held in National

Media, the Company and any of their respective subsidiaries and affiliated companies;


                     (b) promptly return to a representative designated by the

Company all property, including but not limited to, automobiles, keys,

identification cards and credit cards of the Company or any of its subsidiaries or affiliated companies; and

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                     (c) incur no further expenses or obligations on behalf of

the Company or any of its subsidiaries and affiliated companies.


                  10. Termination Compensation.


                     10.1 Compensation. Subject to the terms of subparagraph

10.2 hereof, in the event that Executive shall terminate his employment under this Agreement pursuant to subparagraph 9.1(c) above, or if the Company shall terminate Executive's employment under this Agreement prior to the Termination

Date for any reason other than those set forth in subparagraphs 9.1(a) or (b),

the Company shall (a) pay Executive or, in the event of Executive's death following termination, Executive's estate (i) his full Base Salary through the date of termination at the rate in effect at the time notice of such termination is given; and (ii) in lieu of any further salary or other payments to Executive hereunder for periods subsequent to the date of termination, the Company shall pay as liquidated damages to Executive in accordance with the terms of subparagraph 10.2 hereof an amount equal to his full Base Salary through the

Termination Date calculable at the then current Base Salary and (b) maintain in full force and effect for the continued benefit of Executive through the earlier of the Termination Date or Executive obtaining similar benefits through other employment, all employee benefit plans and programs in which Executive was entitled to participate immediately prior to Executive's discharge or resignation, provided that Executive's continued participation is possible under the general terms and provisions of such benefit plans and programs and otherwise in accordance with applicable law. In the event that Executive's participation in any such benefit plan or program is barred, the Company shall make all reasonable efforts to arrange to provide Executive with benefits substantially similar to those which Executive is entitled to receive under such plans and programs. Executive shall also remain eligible to participate in the

Company's Employee Bonus Plan through the Termination Date.


                     10.2 In the event that Executive is entitled to receive

severance in accordance with subparagraph 10.1(ii) hereof, such severance shall be paid to Executive in accordance with the Company's normal payroll

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practices in effect from time to time as if Executive was employed by the

Company through the Termination Date; provided, however, that in the event that

Executive violates the Covenant Not to Compete contained in Paragraph 8 hereof,

in addition to all other rights and remedies which the Company may have, the foregoing severance shall only be payable through the date of such violation and the Company shall be entitled to cease providing Executive with the benefits to which he would otherwise be entitled.


                     10.3 No Mitigation. Executive shall not be required to

mitigate the amount of any payments provided for in subparagraph 10.1 above by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned as a result of employment by another employer.


                  11. Change in Control. Within thirty (30) days following a

Change in Control, as hereinafter defined, notwithstanding anything in this

Agreement to the contrary, Employee may terminate this Agreement by giving the

Company at least thirty (30) days' prior written notice of the effective date of such termination and upon such termination, all of the terms and provisions of this Agreement (including the provisions contained in Paragraph 8 hereunder)

shall terminate and be of no further force and effect. As used in this Paragraph

11, a "Change in Control" shall be deemed to have occurred if (a) any person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange

Act of 1934) acquires direct or indirect control over the voting power of the voting stock of National Media in a transaction not approved by the Company's

Board of Directors or (b) a majority of the members of the Board of Directors of

National Media cease being "Continuing Directors". A "Continuing Director" shall be deemed to be a member of the National Media Board of Directors who either is a National Media director on the date of this Agreement or is hereafter nominated for election or appointed to the National Media Board of Directors by the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or appointment.


                  12. Arbitration. In the event of a dispute hereunder, both parties agree to resolve such dispute according to the policies and procedures of the American Arbitration Association ("AAA"). Within fifteen (15) days of

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notice of such dispute, the Executive or the Company, as the case may be, shall,

in accordance with the Rules of AAA, file a petition with the AAA for arbitration of the dispute, in the City of Philadelphia, Pennsylvania, the costs thereof to be shared equally by Executive and the Company unless an order of the

AAA provides otherwise and each party shall be responsible for his or its legal fees. Such proceeding shall also determine all other disputes between the parties relating to Executive's employment. The parties covenant and agree that the decision of the AAA shall be final and binding and hereby waive their rights to appeal therefrom.


                  13. Counsel Fees and Indemnification.


                     (a) In the event that it shall be necessary or desirable

for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this

Agreement, including participation in any proceeding contesting the validity or enforceability of this Agreement and any arbitration proceeding pursuant to

Paragraph 12 of this Agreement, the Executive shall be entitled to recover from the Company his reasonable attorneys' fees and costs and expenses in connection with the enforcement of his rights. No fees shall be payable if the Company is successful on the merits.


                     (b) The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by

Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of any act or omission of

Executive in his capacity as an officer, director or employee of the Company,

regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor. Expenses (including attorneys' fees) incurred by Executive in defending any civil, criminal,

administrative, or investigative action, suit or proceeding shall be paid by the

Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount

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if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this subparagraph 13(b).


                     (c) The provisions of this Paragraph 13 shall survive

termination of this Agreement and shall survive indefinitely with respect to any cost or liability incurred by Executive on account of any actual or alleged act,

omission, or decision by Executive during the Term.


                  14. Notices. Unless either party notifies the other to the contrary, any notice required hereunder shall be duly given if delivered in person or by registered first class mail or recognized overnight mail carrier:


                           If to the Company, to:


                                    DirectAmerica Corporation
                                    c/o National Media Corporation
                                    1700 Walnut Street
                                    Philadelphia, Pennsylvania 19103
                                    Attention:  President


                           If to National Media, to:


                                    National Media Corporation
                                    1700 Walnut Street
                                    Philadelphia, Pennsylvania 19103
                                    Attention:  President


                           If to Executive, to:


                                    Bruce D. Goodman
                                    7532 Pepperell Drive
                                    Bethesda, Maryland 20817


                  15. General Provisions.


                     15.1 Binding Effect. This Agreement shall be binding upon

and inure to the benefit of the Company and its successors and assigns and

Executive, his designees, and his estate. Neither Executive, his designees, nor his estate shall commute, pledge, encumber, sell or otherwise dispose of the

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rights to receive the payments provided in this Agreement, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable (except by death or otherwise by operation of law).


                     15.2 Set-Off. Executive hereby acknowledges and agrees that the Company shall have the right to set-off against any amounts payable by the

Company to Executive under this Agreement all amounts payable to the Company by

Executive under the Agreement and Plan of Merger and Reorganization by and among

National Media and the Company's predecessors, et. al., dated as of October 24,

1995 (including, without limitation, Article 8 thereof (other than Section

8.2(b) thereof)).


                     15.3 Governing Law. This Agreement shall be governed by the laws of the State of Delaware from time to time in effect.


                     15.4 Entire Agreement. This Agreement represents the entire agreement between Executive and the Company with respect to the subject matter hereof. This Agreement may not be amended or modified except by a writing signed by the parties hereto. Any written amendment, waiver or termination hereof executed by the Company and Executive (or his estate) shall be binding upon them and upon all persons, without the necessity of securing the consent of any other person and no person shall be deemed to be a third party beneficiary under this

Agreement.


                     15.5 Third Party Beneficiaries. Except as provided in this

Agreement, each of Executive and the Company intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Executive and the Company. Notwithstanding the foregoing, Executive and the Company acknowledge that National Media shall receive the benefits of,

and be entitled to enforce, all of the Company's rights contained in this

Agreement.


                     15.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

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                     15.7 No Waiver. Except as otherwise expressly set forth

herein, no failure on the part of either party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.


                     15.8 Headings. The headings of the paragraphs of this

Agreement have been inserted for convenience of reference only and shall in no way restrict any of the terms or provisions hereof.

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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ATTEST:                                   DIRECTAMERICA CORPORATION




Marshall A. Fleisher                      By:  /s/ Mark P. Hershhorn
------------------------                     -------------------------------
(SEAL)                                       Name: Mark P. Hershhorn
                                             Title:  President







                                              /s/ Bruce D. Goodman
                                             -------------------------------
                                             BRUCE D. GOODMAN


                  National Media hereby guarantees the obligations of the

Company to Executive hereunder and agrees, in the event the Company is unable to fulfill its obligations to Executive pursuant to the terms hereof, to make such payments and provide such benefits to Executive in accordance with the terms of this Agreement.




ATTEST:                                   NATIONAL MEDIA CORPORATION




Marshall A. Fleisher                      By:  /s/ Mark P. Hershhorn
------------------------                     --------------------------------
(SEAL)                                    Name: Mark P. Hershhorn
                                          Title:  President and Chief Executive
                                                  Officer

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